Exhibit 99.2
Post Properties Reaches Agreement with Pentwater Capital
Nominates David Schwartz to Stand for Election to the Board of Directors; One Additional Director to be Agreed Upon by Company and Pentwater
Names Doug Crocker Vice Chairman of the Board
Schedules Annual Meeting to be Held October 16, 2008
ATLANTA—(BUSINESS WIRE)—Aug. 5, 2008—Post Properties, Inc. (NYSE: PPS), an Atlanta-based real estate investment trust, today announced that it has entered into an agreement with Pentwater Capital Management and Pentwater Growth Fund in connection with the election of directors at the Annual Meeting of Shareholders scheduled to be held on October 16, 2008. The Company also announced that its Board of Directors has named Douglas Crocker II as Vice Chairman. Mr. Crocker will also continue to serve as chairman of the Strategic Planning and Investment Committee of the Board.
Under the terms of the agreement with Pentwater, David R. Schwartz will stand for election at the 2008 Annual Meeting and the Company will select a new mutually agreed upon independent director. Eight of the Company’s nine incumbent directors will stand for re-election. One incumbent director has reached the mandatory retirement age under the Company’s Corporate Governance Guidelines and, as a result, will not stand for re-election to the Board. Pentwater has agreed to support and vote for the agreed upon slate of nominees at the Annual Meeting. Under the Company’s Board structure, each director stands for election annually.
Mr. Schwartz is a Managing Member and founder of Waterton Associates, a Chicago-based real estate firm that, since its inception in 1995, has acquired more than 39,000 apartments in 109 properties in most major metropolitan areas of the United States.
The record date for determining shareholders entitled to notice of and to vote at the Annual Meeting is September 8, 2008.
Robert C. Goddard, III, Chairman of the Company’s Board of Directors, said, “We are pleased that the agreement with Pentwater will allow the Company to continue to focus exclusively on its business. The Board looks forward to the contribution of David Schwartz, and to the continuing leadership of Doug Crocker in his added role as Vice Chairman.”
Said David P. Stockert, President and CEO, “Working together with the Board, our management team is committed to build on the strengths of the Company to pursue the common goal of enhancing value for shareholders.”
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post(R) branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 22,140 apartment homes in 61 communities, including 1,747 apartment units in five communities held in unconsolidated entities, 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 514 for-sale condominium homes in four communities (including 137 units in one community held in an unconsolidated entity) and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
CONTACT: Post Properties, Inc.
David Stockert, 404-846-5000
SOURCE: Post Properties, Inc.